Exhibit 10.11.13

THIRTEENTH AMENDMENT TO, AND WAIVER UNDER, CREDIT AGREEMENT

THIS THIRTEENTH AMENDMENT TO, AND WAIVER UNDER, CREDIT AGREEMENT (this “Thirteenth Amendment”) is made and entered into as of August 19, 2008, by and among the financial institutions identified on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as arranger and administrative agent for the Lenders (in such capacities, together with any successor arranger and administrative agent, “Agent”), and TRC COMPANIES, INC., a Delaware corporation (the “Administrative Borrower”), on behalf of all Borrowers.

WITNESSETH:

WHEREAS, the Administrative Borrower, the Administrative Borrower’s Subsidiaries party thereto, the Lenders and Agent are parties to that certain Credit Agreement, dated as of July 17, 2006 (as amended as of October 31, 2006, as of November 29, 2006, as of December 29, 2006, as of January 31, 2007, as of July 30, 2007, as of September 25, 2007, as of November 28, 2007, as of December 14, 2007, as of March 3, 2008, as of April 4, 2008, as of April 22, 2008, and as of May 20, 2008, and as the same may be further amended, modified, supplemented or amended and restated from time to time, the “Credit Agreement”);

WHEREAS, pursuant to Section 6.16(a) of the Credit Agreement, the Borrowers were required to achieve EBITDA of at least $7,945,000 for the 12-month period ended June 30, 2008 (the “June 2008 EBITDA Requirement”);

WHEREAS, the Borrowers have failed to comply with the June 2008 EBITDA Requirement (the “Applicable Default”);

WHEREAS, the Administrative Borrower has requested Agent and the Lenders to waive the Applicable Default, and Agent and the Lenders have agreed to do so subject to the terms and conditions set forth herein; and

WHEREAS, Agent, the Lenders and the Borrowers have agreed to amend the Credit Agreement, all as herein provided subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements and provisions herein contained, the parties hereto do hereby agree as follows:

Section 1.              Definitions.  Any capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

Section 2.              Waiver Under Credit Agreement.  Subject to the satisfaction of the terms and conditions set forth herein, Agent and the Required Lenders hereby waive the Applicable Default.

Section 3.              Amendments to Credit Agreement.  Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended, as of the Effective Date (defined below), as follows:

3.01.       Amendments to Section 6.16(a) of the Credit Agreement.  Section 6.16(a) of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

(a)           Minimum EBITDA.  Fail to achieve EBITDA, measured on a quarterly basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$2,100,000	For the 3 month period ending September 30, 2008
$3,800,000	For the 6 month period ending December 31, 2008
$7,600,000	For the 9 month period ending March 31, 2009
$12,800,000	For the 12 month period ending June 30, 2009

85% of projected EBITDA based on the projections delivered pursuant to Section 5.3 so long as such projections are satisfactory to Agent (or if such projections are not satisfactory to Agent or Borrowers fail to timely deliver such projections, an amount reasonably determined by Agent but in no event less than $14,000,000), unless otherwise agreed to in writing by Agent, Required Lenders and Borrowers

For the 12 month period ending each quarter thereafter

3.02.       Section 6.19.  Section 6.19 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“6.19.      Liquidity.  At any time permit the sum of Borrowers’ and their Restricted Subsidiaries’ Excess Availability plus Qualified Cash to be less than $2,500,000.”

3.03.       Definition of EBITDA in Schedule 1.1.  The definition of “EBITDA” in Schedule 1.1 to the Credit Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

“EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus (a) without duplication and to the extent included in determining Parent’s and its Subsidiaries’ consolidated net earnings (or loss) for such period, the sum for such period of (i) extraordinary gains and (ii) interest income (excluding interest income related to any Exit Strategy Program), in the case of each of clauses (a)(i) and (a)(ii) above determined on a consolidated basis in accordance with GAAP, plus (b) without duplication and to the extent deducted in determining Parent’s and its Subsidiaries’ consolidated net earnings (or loss) for such period, the sum for such period of (i) interest expenses, (ii) income taxes, (iii) depreciation and amortization, (iv) restructuring charges incurred during the fiscal year ended June 30, 2008 in an aggregate amount not to exceed $2,750,000, (v) restructuring charges incurred during the fiscal year ended June 30, 2009 in an aggregate amount not to exceed $1,500,000 (provided that no amount under this clause (v) shall be added back for purposes of calculating EBITDA unless and until Agent has received satisfactory documentation and other evidence relating to any such restructuring charges), (vi) non-cash losses incurred in connection with the Exit Strategy Program solely to the extent such losses are reimbursable to Parent or one of its Subsidiaries under insurance policies with AIG (or another insurer), and (vii) non-cash goodwill impairment charges, in the case of each of clauses (b)(i) through and including (b)(vii) above, determined on a consolidated basis in accordance with GAAP.

Section 4.              Representations and Warranties.  In order to induce Agent and the Lenders to enter into this Thirteenth Amendment, the Administrative Borrower, for itself and on behalf of all of the other Borrowers, hereby represents and warrants that:

4.01.       No Default.  At and as of the date of this Thirteenth Amendment and at and as of the Effective Date and both prior to (other than with respect to the Applicable Default) and after giving effect to this Thirteenth Amendment, no Default or Event of Default exists and is continuing.

4.02.       Representations and Warranties True and Correct.  At and as of the date of this Thirteenth Amendment and both prior to (other than with respect to the Applicable Default) and after giving effect to this Thirteenth Amendment, each of the representations and warranties contained in the Credit Agreement and other Loan Documents is true and correct in all material respects.

4.03.       Corporate Power, Etc.  Administrative Borrower (a) has all requisite corporate power and authority to execute and deliver this Thirteenth Amendment and to consummate the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers, and (b) has taken all action, corporate or otherwise, necessary to authorize the execution and delivery of this Thirteenth Amendment and the consummation of the transactions contemplated hereby for itself and, in the case of Administrative Borrower, on behalf of all of the other Borrowers.

4.04.       No Conflict.  The execution, delivery and performance by Administrative Borrower (on behalf of itself and all of the other Borrowers) of this Thirteenth Amendment will not (a) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment or decree of any court or other Governmental Authority binding on any Borrower, (b) conflict with or result in any breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (c) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (d) require any approval of any Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

4.05.       Binding Effect.  This Thirteenth Amendment has been duly executed and delivered by the Administrative Borrower (on behalf of itself and all of the other Borrowers) and constitutes the legal, valid and binding obligation of the Administrative Borrower (on behalf of itself and all of the other Borrowers), enforceable against the Administrative Borrower (on behalf of itself and all of the other Borrowers) in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally, and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.              Conditions.  This Thirteenth Amendment shall be effective upon the fulfillment by the Borrowers, in a manner satisfactory to Agent and the Lenders, of all of the following conditions precedent set forth in this Section 5 (such date, the “Effective Date”):

5.01.       Execution of the Thirteenth Amendment.  Each of the parties hereto shall have executed an original counterpart of this Thirteenth Amendment and shall have delivered (including by way of telefacsimile or electronic mail) the same to Agent.

5.02.       Amendment Fee.  Borrowers shall have paid to Agent, for the ratable benefit of the Lenders, in immediately available funds an amendment fee equal to $100,000.

5.03.       Representations and Warranties.  As of the Effective Date, the representations and warranties set forth in Section 4 hereof shall be true and correct.

5.04.       Compliance with Terms.  Borrowers shall have complied in all respects with the terms hereof and of any other agreement, document, instrument or other writing to be delivered by Borrowers in connection herewith.

5.05.       Delivery of Other Documents.  Agent shall have received all other instruments, documents and agreements as Agent may reasonably request, in form and substance reasonably satisfactory to Agent.

Section 6.              Miscellaneous.

6.01.       Continuing Effect.  Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

6.02.       No Waiver; Reservation of Rights.  This Thirteenth Amendment is limited as specified and the execution, delivery and effectiveness of this Thirteenth Amendment shall not operate as a modification, acceptance or waiver of any provision of the Credit Agreement, or any other Loan Document, except as specifically set forth herein.  Notwithstanding anything contained in this Thirteenth Amendment to the contrary, Agent and the Lenders expressly reserve the right to exercise any and all of their rights and remedies under the Credit Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default (except to the extent set forth in Section 2 with respect to the Applicable Default).

6.03.       References.

(a)           From and after the Effective Date, (i) the Credit Agreement, the other Loan Documents and all agreements, instruments and documents executed and delivered in connection with any of the foregoing shall each be deemed amended hereby to the extent necessary, if any, to give effect to the provisions of this Thirteenth Amendment and (ii) all of the terms and provisions of this Thirteenth Amendment are hereby incorporated by reference into the Credit Agreement, as applicable, as if such terms and provisions were set forth in full therein, as applicable.

(b)           From and after the Effective Date, (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby and (ii) all references in the Credit Agreement, the other Loan Documents or any other agreement, instrument or document executed and delivered in connection therewith to  “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended hereby.

6.04.       Governing Law.  THIS THIRTEENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.05.       Severability.  The provisions of this Thirteenth Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Thirteenth Amendment in any jurisdiction.

6.06.       Counterparts.  This Thirteenth Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of this Thirteenth Amendment by telefacsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart.  A complete set of counterparts shall be lodged with the Administrative Borrower, Agent and each Lender.

6.07.       Headings.  Section headings in this Thirteenth Amendment are included herein for convenience of reference only and shall not constitute a part of this Thirteenth Amendment for any other purpose.

6.08.       Binding Effect; Assignment.  This Thirteenth Amendment shall be binding upon and inure to the benefit of Borrowers, Agent and the Lenders and their respective successors and assigns; provided, however, that the rights and obligations of Borrowers under this Thirteenth Amendment shall not be assigned or delegated without the prior written consent of Agent and the Lenders.

6.09.       Expenses.  Borrowers agree to pay Agent upon demand, for all reasonable expenses, including reasonable fees of attorneys and paralegals for Agent and the Lenders (who may be employees of Agent or the Lenders), incurred by Agent and the Lenders in connection with the preparation, negotiation and execution of this Thirteenth Amendment and any document required to be furnished herewith.

6.10.       Integration.  This Thirteenth Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Thirteenth Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ADMINISTRATIVE BORROWER:

TRC COMPANIES, INC., a Delaware corporation, as Administrative Borrower, on behalf of itself and all other Borrowers

By:	/S/ Martin H. Dodd
Name:	Martin H. Dodd
Title:	Senior Vice President

AGENT AND LENDERS:

WELLS FARGO FOOTHILL, INC., as Agent and as a Lender

By:	/S/ Jason P. Shanahan
Name:	Jason P. Shanahan
Title:	Vice President

TEXTRON FINANCIAL CORPORATION, as a Lender

By:	/S/ Chris Grivakis
Name:	Chris Grivakis
Title:	Senior Account Executive

[SIGNATURE PAGE OF THIRTEENTH AMENDMENT]